Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-267297 on Form N-2 of our report dated March 22, 2024, relating to the financial statements of Fidelity Private Credit Fund. We also consent to the references to us under the heading “Experts” and “Senior Securities” in the prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 24, 2024